Exhibit 99.20
October ____, 2010
Liberty Acquisition Holdings Corp.
1114 Avenue of the Americas, 41st Floor
New York, NY 10036

Re:	Founder Post-Closing Lock-Up Letter Agreement
Gentlemen:
     Reference is made to (i) that certain letter agreement dated December 6, 2007 among the undersigned, Liberty Acquisition Holdings Corp. (“Liberty”) and Citibank Global Markets, Inc. with respect to, among other matters, restrictions on the transfer by the undersigned of shares of common stock of Liberty (the “Lock-Up Letter”) and (ii) that certain Amended and Restated Business Combination Agreement dated as of August 4, 2010 among Promotora de Informaciones, S.A. (“Prisa”), Liberty and Liberty Acquisition Holdings Virginia, Inc. as amended by Amendment No. 1 dated as of August 13, 2010 (as it may be further amended from time to time, the “Business Combination Agreement”).
     In order to provide for the continuity of certain restrictions contained in the Lock-Up Letter contemplated at the time of Liberty’s initial public offering to be in effect following the consummation by Liberty of a business combination transaction, the undersigned hereby commits, during the period commencing on the date of the consummation of the Share Exchange (as defined in the Business Combination Agreement) contemplated by the Business Combination Agreement (the “Closing”) and ending one year from the date of the Closing (such period, the “Restricted Period”), not to, without the prior written consent of Liberty, (i) offer, sell, contract to sell, assign, transfer, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any PRISA ADSs (as defined in the Business Combination Agreement) received by the undersigned pursuant to the Share Exchange in exchange for common stock of Liberty owned by the undersigned prior to the consummation of Liberty’s initial public offering or any securities convertible into, or exercisable or exchangeable for such PRISA ADSs or into which such PRISA ADSs are converted or for which they may be exchanged (including the PRISA shares underlying the PRISA ADSs) (collectively, “Covered Securities”), or (ii) publicly announce an intention to effect any such transaction during the Restricted Period; provided, however, that the foregoing shall not apply to (A) any transactions in connection with the consummation of the transactions contemplated by the Business Combination Agreement (including without limitation the Share Exchange), (B) Covered

Securities disposed of as bona fide gifts approved in writing by Liberty, (C) any transfer for estate planning purposes of Covered Securities to persons immediately related to such transferor by blood, marriage or adoption, (D) any transfer to a trust solely for the benefit of such transferor and/or the persons described in the preceding clause, or (E) the transfer by the undersigned to the undersigned’s members, officers, directors, employees or affiliates that were officers, directors or employees of Liberty prior to the Reincorporation Merger (as defined in the Business Combination Agreement) and other persons or entities Associated With the undersigned (as defined below); provided further, however, that with respect to each of the transfers described in clauses (B), (C), (D) and (E) of this sentence, prior to such transfer, the transferee of such transfer, or the trustee or legal guardian on behalf of any transferee, commits in writing to be bound by the terms of this Undertaking. Any of the foregoing transfers will be made in accordance with applicable securities laws. Persons or entities “Associated With” the undersigned shall mean (a) relatives of such person, (b) any corporation or organization of which such person is an officer, member or partner or directly or indirectly the beneficial owner of 10% or more of any class of equity securities and (c) any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee, executor or in a similar fiduciary capacity.
     This Undertaking is not intended to confer upon any person, other than Liberty, any rights or remedies hereunder.
     In the event that the Business Combination Agreement shall terminate for any reason, this Undertaking shall be automatically terminated without any further action by the undersigned, Liberty or any other person.
     This Undertaking will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.
     Each of the undersigned and Liberty hereby agrees that any action, proceeding or claim against the undersigned arising out of or relating in any way to this Undertaking shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The undersigned hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum.
[Signature Page to Follow]

[BERGGRUEN ACQUISITION HOLDINGS LTD]
[MARLIN EQUITIES II, LLC]
[JAMES N. HAUSLEIN]
[NATHAN GANTCHER]
[PAUL B. GUENTHER]
By:

Name:

Title:

Acknowledged and Agreed:
LIBERTY ACQUISITION HOLDINGS CORP.
By:

Name:

Title:

[Signature Page to Founder Post-Closing Lock-Up Letter Agreement]